SKYWORKS
BREAKTHROUGH SIMPLICITY

November 29, 2004

Mr. Gregory Waters

RE: Change of Control Agreement

Dear Greg:

The letter is to confirm the change of control protection that we agreed to on March 17, 2003, in connection with hiring you as Skyworks Solutions, Inc.'s ("Skyworks") Vice President of Cellular Infrastructure and Wireless Data Business.

If a Change in Control occurs on or before March 17, 2005, and your employment with Skyworks or a subsidiary of Skyworks is involuntarily terminated within one year thereafter, then Skyworks will pay you up to one year of salary continuation.

A "Change in Control" shall be deemed to have occurred if the Continuing Directors shall have ceased for any reason to constitute a majority of the Board of Directors of Skyworks. For this purpose, a "Continuing Director" shall include any member of the Board of Directors of Skyworks as of this letter and any person nominated for election to the Board of Directors of Skyworks by a majority of the then continuing Directors.

Salary continuation payments will be reduced by the amount of any compensation that you receive from any person for services rendered during the salary continuation period for any period in which you engage in activities or enterprises on behalf of yourself that are directly competitive with Skyworks or any of its subsidiaries.

If you have any questions, please let me know.

Sincerely,

George LeVan
Vice President, Human Resources